CUMBERLAND PHARMACEUTICALS REPORTS

FIRST QUARTER 2012 FINANCIAL RESULTS

- Acetadote® patent allowed

-International licensing agreement signed for China

NASHVILLE, Tenn., (May 3, 2012) — Cumberland Pharmaceuticals Inc. (NASDAQ: CPIX), a specialty pharmaceutical company focused on hospital acute care and gastroenterology markets, today announced first quarter 2012 financial results.

Net Revenues: For the three months ended March 31, 2012, net revenues were $10.3 million, compared to $10.7 million in the prior year period. Revenues for the quarter were impacted by the timing of wholesaler buying patterns. During the quarter, the Company recognized revenue of $0.5 million related to an upfront payment received in connection with its recent license agreement for China.

Operating Expenses: Total operating expenses for the three months ended March 31, 2012, were $9.6 million compared with $9.3 million for the prior year period. The net effect of the increase was primarily due to increases in research and development and general and administrative expenses partially offset by a decrease in selling and marketing expenses.

Net Income: Net income attributable to common shareholders for the three months ended March 31, 2012, was $0.4 million, or $0.02 per diluted share, compared to $0.7 million, or $0.03 per diluted share, for the prior year period.

Cash Flow: Operating cash flows for the three months ended March 31, 2012, were $2.6 million, up from $1.0 million, for the prior year period. The same wholesaler buying patterns that impacted revenues during the quarter positively affected cash flow from operations as those receivables were collected during the quarter.

Balance Sheet: As of March 31, 2012, Cumberland had $71.6 million in cash and securities, with approximately $55.6 million in cash and equivalents and $16.0 million in marketable securities. Total assets at March 31, 2012, were $94.6 million.

“The first quarter of 2012 was marked by several key milestones for Cumberland, including the agreement with Harbin Gloria Pharmaceuticals to license Acetadote® and Caldolor® in China and the allowance of a patent for our new Acetadote formulation,” said A.J. Kazimi, Chief Executive Officer of Cumberland Pharmaceuticals.  “Demand for our products remains strong and we are on track to meet our 2012 financial guidance, as well accomplishing our key objectives for the year.”

Company Highlights

Acetadote®

In February 2012, the U.S. Patent and Trademark Office (the “USPTO”) allowed a patent for claims encompassing the new formulation of Acetadote® (acetylcysteine) Injection. The Food and Drug Administration (the “FDA”) approved the new Acetadote formulation in 2011. The allowance included a 270-day patent term adjustment granted by the USPTO, with the resulting patent scheduled to expire in May 2026.

International Markets

In February 2012, Cumberland entered into an exclusive agreement with China’s Harbin Gloria Pharmaceuticals Co., Ltd. for the commercialization of Acetadote® (acetylcysteine) Injection, which is used to treat acetaminophen overdose, and Caldolor® (ibuprofen) Injection, which is used to treat pain and fever in the hospital setting. The agreement provides Harbin Gloria exclusive rights to register and commercialize both drugs in China, further expanding Cumberland’s international presence.

Conference Call and Webcast

A conference call and live Internet webcast will be held on Thursday, May 3, 2012, at 5:00 p.m. Eastern Time to discuss the Company’s first quarter 2012 financial results. To participate in the call, please dial 877-303-1298 (for U.S. callers) or 253-237-1032 (for international callers). A rebroadcast of the teleconference will be available for one week and can be accessed by dialing 855-859-2056 (for U.S. callers) or 404-537-3406 (for international callers). The Conference ID for the rebroadcast is 70848539. The live webcast and rebroadcast can be accessed via Cumberland’s website at http://investor.shareholder.com/cpix/events.cfm.

About Cumberland Pharmaceuticals

Cumberland Pharmaceuticals Inc. is a specialty pharmaceutical company focused on the acquisition, development and commercialization of branded prescription products. The Company’s primary target markets include hospital acute care and gastroenterology. Cumberland’s marketed products include Acetadote® (acetylcysteine) Injection, for the treatment of acetaminophen poisoning, Caldolor® (ibuprofen) Injection, the first injectable treatment for pain and fever approved in the United States, and Kristalose® (lactulose) for Oral Solution, a prescription laxative. Cumberland is dedicated to providing innovative products that improve quality of care for patients. For more information, please visit the Company’s website at www.cumberlandpharma.com.

About Acetadote

Acetadote, administered intravenously within 8 to 10 hours after ingestion of a potentially hepatotoxic quantity of acetaminophen, is indicated to prevent or lessen hepatic injury. Used in the emergency department, Acetadote is the only injectable product approved in the United States to treat overdose of acetaminophen, a common ingredient in many over-the-counter medications. Acetadote is contraindicated in patients with hypersensitivity or previous anaphylactoid reactions to acetylcysteine or any components of the preparation. Serious anaphylactoid reactions, including death in a patient with asthma, have been reported in patients administered acetylcysteine intravenously. Acetadote should be used with caution in patients with asthma or where there is a history of bronchospasm. The total volume administered should be adjusted for patients weighing less than 40 kg and for those requiring fluid restriction. To avoid fluid overload, the volume of diluent should be reduced as needed. If volume is not adjusted fluid overload can occur, potentially resulting in hyponatremia, seizure and death. For full prescribing information, visit www.acetadote.net.

About Caldolor

Caldolor is indicated for the management of mild to moderate pain, for management of moderate to severe pain as an adjunct to opioid analgesics, and for the reduction of fever in adults. It was the first FDA-approved intravenous therapy for fever. Caldolor is contraindicated in patients with known hypersensitivity to ibuprofen or other NSAIDs, patients with asthma, urticarial, or allergic type reactions after taking aspirin or other NSAIDs. Caldolor is contraindicated for use during the peri-operative period in the setting of coronary artery bypass graft (CABG) surgery. Caldolor should be used with caution in patients with prior history of ulcer disease or GI bleeding, in patients with fluid retention or heart failure, in the elderly, those with renal impairment, heart failure, liver impairment, and those taking diuretics or ACE inhibitors. Blood pressure should be monitored during treatment with Caldolor. For full prescribing information, including boxed warning, visit www.caldolor.com.

About Kristalose

Kristalose is indicated for the treatment of acute and chronic constipation. It is a unique, proprietary, crystalline form of lactulose, with no restrictions on length of therapy or patient age. Initial dosing may produce flatulence and intestinal cramps, which are usually transient. Excessive dosage can lead to diarrhea with potential complications such as loss of fluids, hypokalemia and hypernatremia. Nausea and vomiting have been reported. Use with caution in diabetics. Kristalose is contraindicated in patients who require a low-galactose diet. Elderly, debilitated patients who receive lactulose for more than six months should have serum electrolytes (potassium, chloride, carbon dioxide) measured periodically. For full prescribing information, visit www.kristalose.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to certain risks and reflect Cumberland’s current views on future events based on what it believes are reasonable assumptions. No assurance can be given that these events will occur. As with any business, all phases of Cumberland’s operations are subject to factors outside of its control, and any one or combination of these factors could materially affect Cumberland’s results of operations. These factors include market conditions, competition, an inability of manufacturers to produce Cumberland’s products on a timely basis or failure of manufacturers to comply with regulations applicable to pharmaceutical manufacturers, maintaining an effective sales and marketing infrastructure and other factors discussed in the Company’s Form 10-K filed with the SEC on March 7, 2012 and Form 10-Q for the quarter ended March 31, 2012 to be filed with the SEC on or before May 15, 2012. There can be no assurance that results anticipated by the Company will be realized or that they will have the expected effects. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to publicly revise these statements to reflect events after the date hereof.

Investor Contact:	Media Contact:
Elizabeth Davis Corporate Relations (615) 255-0068 edavis@cumberlandpharma.com	Rebecca Kirkham Lovell Communications (615) 297-7766 rebecca@lovell.com

SOURCE: Cumberland Pharmaceuticals Inc.

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CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
	2012	2011
ASSETS

Current assets:
Cash and cash equivalents	$55,643,561	$70,599,146
Marketable securities	16,001,622	—
Accounts receivable, net of allowances	4,463,367	7,082,890
Inventories	6,005,478	5,774,694
Other current assets	4,169,221	3,851,337

Total current assets	86,283,249	87,308,067

Property and equipment, net	1,054,771	1,119,339
Intangible assets, net	7,166,652	7,023,064
Other assets	63,472	67,846

Total assets	$94,568,144	$95,518,316

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,304,317	$1,513,548
Other current liabilities	3,855,648	5,086,400

Total current liabilities	6,159,965	6,599,948

Revolving line of credit	5,109,951	4,859,951
Other long-term obligations	1,450,004	1,223,148

Total liabilities	12,719,920	12,683,047

Commitments and contingencies

Equity:
Shareholders’ equity:
Common stock — no par value; 100,000,000 shares authorized; 19,870,637 and 20,020,535 shares issued and outstanding as of March 31, 2012 and December 31, 2011, respectively	68,871,269	70,272,155
Retained earnings	13,079,870	12,656,662

Total shareholders’ equity	81,951,139	82,928,817

Noncontrolling interests	(102,915)	(93,548)

Total equity	81,848,224	82,835,269

Total liabilities and equity	$94,568,144	$95,518,316

CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Net and Comprehensive Income
(Unaudited)

	Three Months Ended March 31,
	2012	2011

Net revenues	$10,256,212	$10,666,927

Costs and expenses:
Cost of products sold	848,550	786,938
Selling and marketing	4,980,553	5,288,584
Research and development	1,404,022	1,009,673
General and administrative	2,265,025	2,002,004
Amortization of product license right	112,047	171,727

Total costs and expenses	9,610,197	9,258,926

Operating income	646,015	1,408,001

Interest income	72,281	42,909
Interest expense	(22,427)	(216,043)

Income before income tax expense	695,869	1,234,867

Income tax expense	(282,028)	(523,584)

Net and comprehensive income	413,841	711,283

Net loss attributable to noncontrolling interests	9,367	9,877

Net income attributable to common shareholders	$423,208	$721,160

Earnings per share attributable to common shareholders
- Basic	$0.02	$0.04
- Diluted	$0.02	$0.03
Weighted-average shares outstanding
- Basic	20,007,998	20,445,921
- Diluted	20,234,438	20,777,666

CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2012	2011

Cash flows from operating activities:
Net income	$413,841	$711,283
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization expense	217,263	262,306
Stock-based compensation — nonemployees	70,871	19,856
Stock-based compensation — employees	143,510	147,207
Excess tax benefit derived from exercise of stock options	(191,081)	(141,080)
Noncash interest expense	6,019	24,010
Net unrealized investment gains	(8,800)	—
Net changes in assets and liabilities affecting operating activities:
Accounts receivable	2,619,523	(96)
Inventory	(230,784)	(139,030)
Other current assets and other assets	(324,954)	126,084
Accounts payable and other accrued liabilities	(282,862)	(23,990)
Other long-term liabilities	178,120	(2,570)

Net cash provided by operating activities	2,610,666	983,980

Cash flows from investing activities:
Additions to property and equipment	(32,800)	(34,260)
Purchases of marketable securities	(15,992,822)	—
Additions to intangibles	(180,787)	(20,289)

Net cash used in investment activities	(16,206,409)	(54,549)

Cash flows from financing activities:
Principal payments on note payable	—	(666,667)
Net borrowings on line of credit	250,000	—
Proceeds from exercise of stock options	545,601	433,055
Excess tax benefit derived from exercise of stock options	191,081	141,080
Payments made in connection with repurchase of common shares	(2,346,524)	(772,025)

Net cash used in financing activities	(1,359,842)	(864,557)

Net (decrease) increase in cash and cash equivalents	(14,955,585)	64,874

Cash and cash equivalents at beginning of period	70,599,146	65,893,970

Cash and cash equivalents at end of period	$55,643,561	$65,958,844

Non-cash investing and financing activities:
Change in unpaid fixed asset additions	—	26,689
Change in unpaid intangible additions	82,696	—

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